Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-191772

Free Writing Prospectus dated October 22, 2013

Fantex, Inc.

On October 17, 2013, several media publications were released by each of the New York Times, Forbes, the Wall Street Journal, Sports Business Daily, USA Today, ESPN, Fortune, ABC News, the New York Post, the Associated Press, Reuters and Comcast Sports Network TV  (collectively, the “Articles”).  Each of the Articles, reference an initial public offering (the “Offering”) of the Fantex Series Arian Foster Convertible Tracking Stock (“Fantex Series Arian Foster”) of Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”), which Offering is covered by the Registration Statement on Form S-1 (File No. 333-191772), as amended (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Articles reference the Offering and quote certain statements made by Cornell “Buck” French, the Chief Executive Officer of the Company. However, and as described further below under “Corrections and Clarifications,” the Articles contain certain factual inaccuracies and inconsistencies with the information contained in the Registration Statement.

The article attached as Annex A was originally published online by the New York Times on October 17, 2013 (the “NY Times Article”); the article attached as Annex B was originally published online by Forbes on October 17, 2013(the “Forbes Article”); the article attached as Annex C was originally published online by Sports Business Daily on October 17, 2013 (the “Sports Business Daily Article”); the article attached as Annex D was originally published online by USA Today on October 17, 2013 (the “USA Today Article”); the article attached as Annex E was originally published online by ESPN on October 17, 2013 (the “ESPN Article”); the article attached as Annex F was originally published online by Fortune on October 17, 2013 (the “Fortune Article”); the article attached as Annex G was originally published online by ABC News on October 17, 2013 (the “ABC News Article”); the article attached as Annex H was originally published online by the New York Post on October 17, 2013 (the “New York Post Article”); the article attached as Annex I was originally published online by the Associated Press on October 17, 2013 (the “AP Article”); and the article attached as Annex J was originally published online by Reuters on October 17, 2013 (the “Reuters Article”).

The Articles were not prepared by or reviewed by the Company or any other offering participant prior to their publication. The publishers of the Articles are not affiliated with the Company. The Company made no payment and gave no consideration to the publishers in connection with the publication of the Articles or any other articles published by the publishers concerning the Company. With the exception of statements and quotations attributed directly to Mr. French or derived from the Company’s Registration Statement, the Articles represented the authors’ opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

You should consider statements in the Articles or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into such Registration Statement.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

NY Times Article

•                  The NY Times Article is headlined “[i]f you like a star athlete, now you can buy a share,” and further states that “fans can buy a stake in their favorite player,” and that the Company “announced a new trading exchange for investors to buy and sell interests in professional athletes.”  Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the Second Amended and Restated Brand Agreement effective as of February 28, 2013, by and between Arian Foster, The Ugly Duck, LLC and the Company (“brand contract”).  An investment in  a tracking stock will represent an ownership interest in the Company. The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The NY Times Article states that “[a]fter considering a number of possibilities for its inaugural initial public offering, the company found a charismatic candidate in Arian Foster, the Pro Bowl running back of the Houston Texans.” Fantex has entered into only one brand contract to date with Arian Foster and as such is offering a tracking stock linked to the economic performance of the Arian Foster brand.

•                  The NY Times Article states that “Fantex Holdings, has grand ambitions beyond a Foster IPO.” The Company intends to sign brand contracts with other athletes and celebrities, but has no current commitments to enter into another brand contract.

•                  The NY Times Article states that “[i]nvestors can now register with the company and place orders for the I.P.O.” Investors can open an account with Fantex Brokerage Services, LLC (“FBS”), an affiliate of the Company and a registered alternate trading system, but cannot currently place orders for the Offering of Fantex Series Arian Foster tracking stock.

•                  The NY Times Article states that the “tracking stock will increase in value if Mr. Foster raises his earnings potential with standout play or increased sponsorships.” The value of the tracking stock would depend upon many factors, including those discussed under the section entitled “Risk Factors” in the Registration Statement.  There is no guarantee that the tracking stock will increase in value if Mr. Foster raises his earnings potential with standout play or increased sponsorships.

•                  The NY Times Article states that “unlike a stockholder of a public company, investors [in Fantex Series Arian Foster] have no corporate governance rights.” Holders of the Fantex Series Arian Foster tracking stock would, following the consummation of this Offering, be stockholders of a public company, and will also have rights as outlined in the Company’s certificate of incorporation and bylaws and as described in the Registration Statement.

Forbes Article

•                  The Forbes Article is headlined “Will You Soon Be Able to Buy Stock in Arian Foster?” Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the brand contract.  An investment in  a tracking stock will represent an ownership interest in the Company.  The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The Forbes Article states that “[i]nvestors who sign up to trade on the Fantex market will be investing in a tracking stock that represents an ownership interest in Fantex, Inc.”  Holders of Fantex Series Arian Foster will be able to trade these shares only on FBS, an affiliate of the Company and a registered alternate trading system.

•                  The Forbes Article states that “[a] payment of $10 million was made to Foster in exchange for Fantex, Inc.’s acquisition of 20% in the football player’s future income.”  The Company has not made a payment to Arian Foster; the payment of $10 million to Arian Foster is contingent upon the consummation of this Offering.  $10 million of the net proceeds of the Offering will be used to pay this purchase price for the 20% interest in Arian Foster’s brand income, as defined under the brand contract.

•                  The Forbes Article quotes Mr. French as stating that “[he feels the company] will be able to register in the majority of states.”  Fantex Series Arian Foster is still in the process of registering in many of the states and the outcomes of such registration process and review are uncertain.

•                  The Forbes Article opines that the Company “will likely be hearing from many athletes and agents in the coming weeks.”  The Company intends to sign brand contracts with other athletes and celebrities, but has no current brand contracts with other athletes or entertainers and cannot predict whether or not there will be interest from other potential contract parties.

Sports Business Daily Article

•                  The Sports Business Daily Article is headlined “Fantex Files For IPO That Will See It Sell Stock In Arian Foster’s Future Brand Income.” Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the brand contract.  An investment in  a tracking stock will represent an ownership interest in the Company.  The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The Sports Business Daily Article states that “[t]he concept [is] in effect a real-world version of stock-oriented fantasy games.” The company does not agree with this characterization. The Fantex Series Arian Foster tracking stock is a security being offered pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission and under separate state securities laws.  A share of Fantex Series Arian Foster represents an ownership in the Company and the tracking stock is intended to track and reflect the separate economic performance of a brand contract between Mr. Foster and the Company.

•                  The Sports Business Daily Article states that “Fantex execs said the latest venture will help unlock additional economic value around athletes.” The Company intends to work with Arian Foster to increase the value and longevity of his brand but can provide no assurances that it will be successful in doing so or that Mr. Foster’s brand value will increase.

•                  The Sports Business Daily Article states that “We think there will be a lot of interest in fans wanting to invest in an athlete’s brand, and it’s all real.” Holders of Fantex Series Arian Foster will have no direct investment in the associated athlete, brand or brand contract.  An investment in Fantex Series Arian Foster will represent an ownership interest in the Company and not directly in the Arian Foster brand.  The tracking stock is intended to track and reflect the separate economic performance of the Arian Foster brand.

USA Today Article

•                  The USA Today Article is headlined, “Want to invest in NFL’s Arian Foster? Here’s a chance.”  Holders of Fantex Series Arian Foster will have no direct investment in Arian Foster, his brand or his brand contract with the Company.  Investors will be investing in a tracking stock that represents an ownership interest in the Company. The tracking stock is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The USA Today Article states that the Company hopes to raise $10 million “through the creation and sale of a tracking stock tied to Foster’s marketability.”  The tracking stock is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The USA Today Article quotes Mr. French as saying “If we help grow and build Arian’s brand, that’s how we make our money.” If the Company helps grow and build the Arian Foster brand, the Company would expect to receive additional brand income that it might not otherwise have received under the brand contract.

ESPN Article

•                  The ESPN Article is headlined, “Fantex to Offer Arian Foster Stock,” and states that “now the public is getting a chance to really own a piece of an athlete”  Holders of Fantex Series Arian Foster will have no direct investment in the associated athlete, brand or brand contract.  An investment in Fantex Series Arian Foster will represent an ownership interest in the Company and not directly in the Arian Foster brand.  The tracking stock is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The ESPN Article states that “Fantex Brokerage Services announced its intention to allow fans to invest in stock related to the performance of an athlete’s brand.  The company said its initial public offering will be for Houston Texans running back Arian Foster.”  Fantex, Inc. is issuing Fantex Series Arian Foster in an initial public offering that can be traded on a platform provided by FBS, an affiliate of the Company and a registered alternate trading system.

•                  The ESPN Article states that “Fans can then buy and sell shares, with Fantex taking a commission.”  Fantex, Inc. does not receive a commission from the buying and selling of shares of Fantex Series Arian Foster.  There is a 1% transaction fee chargeable by FBS upon the purchase or a sale of a share of Fantex Series Arian Foster in subsequent trades following the initial public offering.

•                  The ESPN Article states that “Brokerage Services is paying Texans running back Arian Foster $10 million for a 20 percent stake in his future income.”  Fantex Brokerage Services, LLC is not a party to the brand contract with Arian Foster.  Upon the consummation of the Offering, the Company would pay to Arian Foster $10 million in exchange for a 20% interest in his brand income, as defined under the brand contract.

•                  The ESPN Article states that “the company would collect 20 percent of what Foster makes going forward, including money made from the five-year contract with the Texans…Foster also will make money on his endorsement deals with Under Armour and Fuse Science….”  All amounts paid to Arian Foster under his agreement with Fuse Science, Inc. is excluded from the definition of brand income under the brand contract and as such, the Company is not entitled to any monies received by Arian Foster under his agreement with Fuse Science, Inc. In addition, Fantex is only entitled to proceeds from the player contract with Texans subsequent to February 28, 2013. Investors should be aware that not all of the amounts due under the player contract are guaranteed.

Fortune Article

•                  The Fortune Article states that “[n]ew tracking stock lets investors buy a stake in pro athlete earnings.”  Holders of Fantex Series Arian Foster will have no direct investment in Arian Foster, his brand or his brand contract with the Company.  The tracking stock is intended to track and reflect the economic performance of the Arian Foster brand.

•                  The Fortune Article states that “[a]nyone would be able to buy the tracking stock (minimum investment of $50), with the only restriction being that no one investor can hold more than a 1% stake.”  There is currently no established minimum number of shares an investor must purchase on Fantex Brokerage Services, LLC.  Maximum investment limits are varied based upon annual income, net worth and state of residency.  No investor will be allowed to purchase or hold more than 1% of any series of common stock issued by the Company, including the Fantex Series Arian Foster. Investors with an annual gross income of less than $50,000 or a net worth (exclusive of home, furnishings and automobile) of less than $50,000 may only invest up to $2,500 in the Offering.  Investors with an annual gross income of between $50,000 and $100,00 or a net worth (exclusive of home, furnishings and automobile) of between $50,000 and $100,000 may only invest up to $7,500 in the Offering.  Certain states may impose more restrictive suitability and/or other investment limitations.

•                  The Fortune Article states that “[i]f successfully raised, it would trade on Fantex’s own exchange — with Fantex taking a 2% commission (1% from each side of the trade).”  Fantex Series Arian Foster will be offered only through the website of the Company’s affiliated broker-dealer, Fantex Brokerage Services, LLC.  Fantex, Inc. does not receive a commission from the buying and selling of shares of Fantex Series Arian Foster.  There is a 1% transaction fee chargeable by Fantex Brokerage Services, LLC upon each purchase or sale of shares of Fantex Series Arian Foster.

ABC News Article

•                  The ABC Article states that the Company “allows them to invest money in trading an athlete’s “brand,” but with risks more real….”  Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the brand contract.  An investment in  a tracking stock will represent an ownership interest in the Company.  The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The ABC Article states that “Fantex Holdings…has registered with the Securities and Exchange Commission its first tracking stock linked to the “value and performance of the brand” of Houston Texas Pro Bowl running back Arian Foster. ).”  Fantex Series Arian Foster is a tracking stock that would be issued by the Company and not Fantex Holdings.  Fantex, Inc. and not Fantex Holdings, filed a registration statement on Form S-1 with the SEC to register the shares of Fantex Series Arian Foster.

New York Post Article

•                  The New York Post Article is headlined “Own a piece of an NFL star,” states that the Company is offering investors “the chance to score big profits by owning a piece of a professional athlete,” that “Fantex Inc. expects in the next four to six weeks to have a $10.5 million initial public offering of NFL star running back Arian Foster” and that investors will have the opportunity to “own a piece of the Houston Texan running back[.]” Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the brand contract.  An investment in  a tracking stock will represent an ownership interest in the Company.  The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand. The Company can make no assurances as to whether an investment in Fantex Series Arian Foster would be profitable.

•                  The New York Post Article states that “Investments are limited to $7,500” for the Offering.  However, no investor will be allowed to purchase or hold more than 1% of any series of common stock issued by the Company, including the Fantex Series Arian Foster. Investors with an annual gross income of less than $50,000 or a net worth (exclusive of home, furnishings and automobile) of less than $50,000 may only invest up to $2,500 in the Offering.  Investors with an annual gross income of between $50,000 and $100,00 or a net worth (exclusive of home, furnishings and automobile) of between $50,000 and $100,000 may only invest up to $7,500 in the Offering.  Certain states may impose more restrictive suitability and/or other investment limitations.

AP Article

•                  The AP Article is titled “IPO To Give Investors A Stake in NFL Running Back.”  Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the brand contract.  An investment in  a tracking stock will represent an ownership interest in the Company.  The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The AP Article states that “a San Francisco startup is offering a chance to bet on the moneymaking potential of star athletes.”  Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the brand contract.  An investment in a tracking stock will represent an ownership interest in the Company.  The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The AP Article states that investors are being offered “stake in the future income of the Houston Texans’ Arian Foster[.]”  However, our contract with Arian foster entitles us to receive 20% of only Arian Fosters’ brand income, as more fully described in the Registration Statement.

•                  The AP Article states that “[t]he initial public offering hinges on a deal requiring Fantex Holdings Inc. to pay Foster $10 million[.]”  Upon the consummation of the Offering, Fantex, Inc., and not Fantex Holdings, would pay to Arian Foster $10 million in exchange for a 20% interest in his brand income, as defined under the brand contract.

•                  The AP Article states that “Fantex plans to sell about 1 million shares at $10 apiece to pay Foster and cover other expenses. The tracking stock won’t trade on a major stock exchange; instead, it will be bought and sold on a trading platform set up by Fantex [.]”  Fantex, Inc. is offering 1,055,000 shares of Fantex Series Arian Foster. Holders of Fantex Series Arian Foster will be able to trade these shares only on Fantex Brokerage Services LLC, an affiliate of the Company and a registered alternate trading system.

•                  The AP Article states that “[Arian Foster] is just the first player in what Fantex hopes will become a diversified line-up of star athletes,” and that “[t]he company is aiming to do IPOs featuring players in professional baseball, basketball, hockey and golf, as well.” The Company intends to sign brand contracts with other athletes and celebrities, but has no current commitments to enter into another brand contract.

Reuters Article

•                  The Reuters Article is titled “NFL star Arian Foster sells stock — in himself.” The Reuters article also states that “Arian Foster is looking to go public — well, sort of,” and that Fantex, Inc. will “undertake a $10m IPO of [Arian] Foster[.]” Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Arian Foster, in Arian Foster, his brand or the brand contract.  An investment in  a tracking stock will represent an ownership interest in the Company.  The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Arian Foster brand.

•                  The Reuters article states that Fantex, Inc. is “an entity formed to track the revenue generation of athletes and entertainers[.]”  However, Fantex, Inc., is a brand building company, which purchases a minority interest in an athlete’s brand income and works to increase the value of this brand.  Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.

•                  The Reuters Article states that “FBS is looking to sell 1.055m shares at a fixed-price of $10[.]”  Fantex, Inc. is issuing Fantex Series Arian Foster in an initial public offering that can be traded on a platform provided by an affiliate, FBS, which is a registered alternate trading system.

•                  The Reuters Article states that “[p]ending SEC approval, investors would receive shares on a pro rata basis, depending upon the level of subscription received.”  Neither the SEC nor any state securities commission has or will approve or disapprove of the Fantex Series Arian Foster.  The shares will be sold only if the SEC declares the Registration Statement effective.  In the event that the number of shares represented by reservations during the initial offering period exceeds the number of shares the Company is offering, Fantex, Inc., in consultation with FBS, will allocate the shares on a pro rata basis.  However, the Company does not receive sufficient reservations to sell all of the shares being offered within 30 days of the date the registration statement is declared effective by the SEC, investors funds will be returned promptly, with interest and without deduction for expenses and the Offering will terminate.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s expectations regarding future ABI under our brand contract with Arian Foster, including longevity of his career, the Company’s ability to build a portfolio of brands, the ability to contribute to Arian Foster’s efforts to build brand value, the attribution policies with respect to the Company’s series of common stock, results of operations, operating expenses, operating income, net income, impairments, expenditures, cash needs, spending of the net proceeds from the Offering, financial condition, liquidity, prospects, growth and strategies, plans, achievements, dividends, capital structure, organizational structure, market opportunities and the trends that may affect the Company or Arian Foster. The Company generally identifies forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Text of Article dated October 17, 2013 Published by the New York Times

VENTURE CAPITAL | OCTOBER 17, 2013, 8:31 AM

If You Like a Star Athlete, Now You Can Buy a Share
By PETER LATTMAN and STEVE EDER

Arian Foster of the N.F.L.’s Houston Texans. Investors can buy a share of his future earnings.

Updated, 8:48 p.m. | First, there was old-fashioned gambling on football. Then came the fantasy leagues. And now, thanks to Wall Street, fans can buy a stake in their favorite player.

On Thursday, a start-up company announced a new trading exchange for investors to buy and sell interests in professional athletes. Backed by executives from Silicon Valley, Wall Street and the sports world, the company plans to create stocks tied to an athlete’s financial performance.

After considering a number of possibilities for its inaugural initial public offering, the company found a charismatic candidate in Arian Foster, the Pro Bowl running back of the Houston Texans. Investors in the deal will receive stock linked to Mr. Foster’s future earnings, which includes the value of his playing contracts, corporate endorsements and appearance fees.

The company, Fantex Holdings, has grand ambitions beyond a Foster I.P.O. — it hopes to sign up more football players and other athletes, as well as celebrities like pop singers and Hollywood actors.

But if such an investment sounds speculative, that is because it is. In a filing for the Foster deal with securities regulators, Fantex laid out 37 pages of risk factors, including a possible career-ending injury or a performance slump.

“You are potentially one hit away from losing your money,” said Bradley Shear, a sports management professor at George Washington University. “On any given Sunday, anything can happen to any player.”

Risks aside, the offering is intended to capitalize on the mammoth popularity of the National Football League and fantasy football, where fans draft players and score points for touchdowns, yardage and other notable plays during the season.

If thousands of fans are willing to pay as much as $250 for an Arian Foster jersey, the thinking goes, why wouldn’t they pay up for a few shares of Arian Foster stock?

Brian McCarthy, a spokesman for the N.F.L., declined to comment on the deal.

A market of star athletes calls to mind other unusual investments tied to entertainers. In the late 1990s, a financier created Bowie Bonds, a small bond issue that paid interest from the current and future revenue of 25 albums by the rock musician David Bowie. The brokerage firm Cantor Fitzgerald runs the Hollywood Stock Exchange, a marketplace for bets on the fortunes of movies and their stars, but participants use only play money.

Fantex wants its venture to be anything but make-believe. Investors can now register with the company and place orders for the I.P.O. The company will market the I.P.O. in the coming weeks, offering 1.06 million shares at $10 a share, or $10.6 million worth of stock. If demand is insufficient, the company may cancel the deal.

As for Mr. Foster, he will receive a $10 million payment from Fantex upon consummation of the offering. (The balance of the I.P.O. covers the deal’s costs.) In exchange for the payment, Mr. Foster has promised to pay Fantex 20 percent of his future earnings.

The company is effectively financing the $10 million payment to Mr. Foster by raising money from retail investors in an I.P.O. In its filings, Fantex says it believes that the stock is intended to track the economic performance of Mr. Foster’s future brand income.

Still, shareholders will not have a direct investment in Mr. Foster or any control over his brand. The company did say it expected to pay a dividend to holders of the Foster stock.

Shares will trade exclusively on an exchange operated by Fantex. The tracking stock will increase in value if Mr. Foster raises his earnings potential with standout play or increased sponsorships.

Then, the investor can try to sell his shares at a higher price. Fantex will make a 1 percent commission from both the buyer and seller on the trades.

Buck French, the company’s co-founder and chief executive, demurred when asked to predict how the stock might behave in a secondary market.

“We don’t know how it will trade,” he said.

A graduate of West Point and Harvard Business School, Mr. French made a fortune during the dot-com boom when, in 2000, he sold OnLink, a software company he founded, to Siebel Systems for about $600 million. One of his Fantex co-founders, David M. Beirne, was a general partner at Benchmark Capital, the venture capital firm that was one of eBay’s earliest investors.

Mr. French said Mr. Beirne conceived of the Fantex concept more than a decade ago when working on a sports-related venture with John Elway, the former Denver Broncos quarterback.

“Fantex represents a powerful new opportunity for professional athletes, and I wish it were available during my playing days,” Mr. Elway, a member of Fantex’s board, said in a statement.

Wall Street executives have also joined the company. Fantex’s president is John Rodin, co-president of the hedge fund Glenview Capital Management and a Goldman Sachs alumnus. Its chief technology officer is Joshua S. Levine, a former senior executive at E*Trade and Deutsche Bank.

A big question is whether other athletes are on the sidelines awaiting a Fantex I.P.O. Mr. French declined to discuss future deals.

On one hand, athletes and their agents could view Fantex as a compelling proposition, providing athletes with a large upfront payment for giving up a certain percentage of their future earnings. Such a payment could act as a hedge against an unexpected downturn in a player’s career.

But advisers could counsel against trading a piece of their future earnings for a big lump sum, as some athletes are notorious for squandering money.

Other considerations are the specter of insider trading violations, and complying with the federal securities laws. Mr. Foster, his friends and his financial team will have to be especially circumspect when discussing issues that might affect his earnings.

A fifth-year veteran from the University of Tennessee, Mr. Foster, 27, has led all running backs in rushing touchdowns two of the last three seasons, while racking up well over 1,000 yards each year. In March 2012, Houston signed Mr. Foster to a contract worth up to $43.5 million over five years. He has a handful of endorsement contracts, including with Under Armour and Kroger Texas.

Half Mexican-American, half black, Mr. Foster is a crowd favorite and media darling who trumpets his passions for poetry and yoga. When he scores, he clasps his hands together and strikes a namaste pose.

“We see Arian as a unique, multidimensional individual, a trailblazer,” said Mr. French, who added that Fantex cold-called Mr. Foster’s agent to pitch the idea.

Yet during the first six weeks of this season, Mr. Foster’s production has flagged. He has just one rushing touchdown. Heading into the year, there was concern over various injuries. Off the field, Foster admitted in a documentary released in September that he potentially violated N.C.A.A. rules by accepting money when he was a college player.

Those issues underscore the risk of betting on Mr. Foster’s brand, or that of any professional athletes, especially N.F.L. players. Unlike some other sports, N.F.L. contracts often are not fully guaranteed, meaning players are often cut and forced to find a new team, sometimes for a lesser contract.

For investors, the long-term outlook for a player will be difficult to handicap. If a player’s fortunes suffer and the tracking stock declines, there will be no rescue financing from a private equity firm — or an investor like Warren E. Buffett — to stabilize the share price.

And unlike a stockholder of a public company, investors have no corporate governance rights.

There are no plans to hold annual meetings with the athlete, or quarterly conference calls.

Despite all the risks, some football fans appear poised to buy in. As one tweeted on Thursday after reading the news: “Wow. This is awesome.”

Annex B

Text of Article dated October 17, 2013 Published by Forbes

Darren Heitner, Contributor
SportsMoney | 10/17/2013 @ 12:00PM |

Will You Soon Be Able To Buy Stock In Arian Foster?

Step aside Twitter.  It is time to share the spotlight with a new stock that has garnered the attention of the masses.  This upcoming stock will not be traded on the NYSE or NASDAQ and fails to have a cute ticker symbol like “TWTR.”  Instead, the stock referenced is in the name of Houston Texans Pro Bowl running back Arian Foster and will be the first Initial Public Offering (IPO) traded on the Fantex Brokerage Services trading platform that plans to expand to include many more athlete brands in the future.

Houston Texans Pro Bowl running back Arian Foster was paid $10 million in exchange for 20% of his future income. IPO forthcoming. (Photo credit: Wikipedia)

Arian Foster’s stock will be linked to the value and performance of his brand.  Fantex, Inc. controls a minority interest in his brand and has a mission to increase that value.  Investors who sign up to trade on the Fantex market will be investing in a tracking stock that represents an ownership interest in Fantex, Inc.; they will not have any direct investment in Foster’s brand contract or his associated brand.

The system sounds like fun for fans of sport and investors, alike.  It could also turn into a lucrative venture for athletes who become involved with the operation and those who developed the idea of an “athlete stock market.”  Fantex, Inc. filed an S-1 Registration Statement with the U.S. Securities and Exchange Commission (SEC) in April, which includes a prospectus about Foster’s playing contract, endorsements, the offering size and risks.  A payment of $10 million was made to Foster in exchange for Fantex, Inc.’s acquisition of 20% in the football player’s future income.  The Fantex Arian Foster IPO is priced at $10 per share.

“We went through a host of iterations with the SEC,” explained Fantex CEO Buck French in an interview with FORBES.  “The concept and structure of the security is no different than any other tracking stock.  We created a security linked to the value and performance of a contract we signed with Arian Foster.”

But getting the athlete stock marketplace up and running is not as simple as earning SEC approval.  Individual U.S. states have “Blue Sky laws” that regulate the offering and sale of securities and require the registration of same in order to protect the public from fraud.  Foster’s stock offering will not take place on a nationally recognized exchange; thus, Fantex must register the security in each state it wishes to operate.

“I feel we will be able to register in the majority of states — we are in that process currently,” said French, who hired law firm Latham & Watkins LLP to assist in the regulatory process.  “It is to-be-determined how the states ultimately react, because you can confidentially file with the SEC, but can’t confidentially file with the states.  My guess is that there are states that will not allow our trading to happen.”

Thus, there are still many legal questions surrounding Fantex, including but not limited to how many and which states will actually permit the trading of these “athlete stocks”.  Fantex has plans to open the reservation period in a couple of weeks.  In the meantime, the corporation is focused on educating the market with its goal while filings are pending with the SEC and a multitude of states.

“All filings went out last night,” explained French.  “We took a calculated risk and filed with certain key states prior to launch (6 or 7 states).  We feel good about 5 of them.  We can accept reservations with security on file, but cannot transact unless the state declares the security is effective as well.  If a state denies our filing after the reservation period opens we will return any money from individuals within that state.”

Arian Foster will be the first test for Fantex, which will likely be hearing from many athletes and agents in the coming weeks.  However, the biggest challenge may be the one fought within the state and federal regulatory systems.  Fantex has developed an interesting system, no doubt, but will it be approved in enough states to make a real impact in the world of sports and business?

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Annex C

Text of Article dated October 17, 2013 Published by Sports Business Daily

Fantex Files For IPO That Will See It Sell Stock In Arian Foster’s Future Brand Income
Published October 17, 2013

S.F.-based sports technology startup Fantex this morning filed an S-1 with the SEC to conduct an IPO. The company has struck a deal with Texans RB Arian Foster in which it will pay Foster $10M for a 20% interest in his future brand income, defined as his future football-related earnings on and off the field. Fantex will then create a publicly traded tracking stock linked to Fantex’ investment in that minority interest. The concept, in effect a real-world version of stock-oriented fantasy games such as the former ProTrade, also bears some similarity to other celebrity securities such as the “Bowie Bonds” from rock star David Bowie. Such celebrity-oriented financial structures have had a checkered history, but Fantex execs said the latest venture will help unlock additional economic value around athletes. The company is in talks to have other players besides Foster join the venture. “We think there will be a lot of interest in fans wanting to invest in an athlete’s brand, and it’s all real,” said Fantex co-Founder & CEO Buck French. The planned IPO is for $10.55M. Fantex struck the Foster deal with his business manager, Humble Lukanga. Fantex, which raised $13M in venture funding earlier this year, has Pro Football HOFer and Broncos Exec VP/Football Operations John Elway and former NBAer Kerry Kittles among its board members and advisors.

(Eric Fisher, Staff Writer).

IPO COMING IN NEAR FUTURE: In N.Y., Lattman & Eder report Fantex will market the Foster IPO “in the coming weeks, offering 1.06 million shares at $10 a share.” No single person can own more than 1%, “ensuring that it’s available to a number of investors.” If the demand is “less than the number of shares being offered, Fantex may cancel the deal.” However, if it is successful, Foster’s tracking stock “will then trade exclusively on an exchange operated by Fantex.” The stock likely will increase in value if Foster “raises his earnings potential with standout on-the-field performance or increased corporate sponsorships.” Fantex will make a 1% commission “from both the buyer and seller” on stock trades. It is unknown what the NFL or other pro leagues “will think of Fantex.” French said that while the company “had discussed its business model with the NFL players’ union, it has not spoken with league officials.” He added that Fantex believes the NFL “has no say over whether a player can sell a stake in his brand to outside investors.” Lattman & Eder note it is not known if there are “other athletes on the sidelines awaiting their turn at an IPO” (NYTIMES.com, 10/17).

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Annex D

Text of Article dated October 17, 2013 Published by USA Today

Want to invest in NFL’s Arian Foster? Here’s a chance
Steve Berkowitz, USA TODAY Sports 9:07 a.m. EDT October 17, 2013

You can put your money in stocks, commodities, real estate or myriad other ventures.

But you can’t watch any of those investments run with the ball on Sundays.

Beginning in about two weeks, that might change. A San Francisco-based company is announcing Thursday that it has made an agreement to obtain an interest in the current and future income of Houston Texans star running back Arian Foster in exchange for $10 million that it hopes to raise through the creation and sale of a tracking stock tied to Foster’s marketability.

The company, known as Fantex Holdings, has filed a registration statement with the Securities and Exchange Commission and soon will stage an initial offering of 1.055 million shares at $10 per share, co-founder and CEO Buck French told USA TODAY Sports. If successful, Fantex hopes to make deals that will result in the creation of tracking stocks tied to other athletes and entertainers.

The sale of all initial Foster shares will activate a contract with Foster that, according to French, has been in place since Feb. 28. Foster will get the $10 million from Fantex, which will get 20% of his football, endorsement and other brand-related income reaching back to Feb. 28 and going forward in perpetuity. If, for example, Foster gets a broadcasting contract after his playing career ends, Fantex will get 20% of his pay.

If all of the Foster shares do not sell, Fantex’s contract with Foster will not go into effect and people who made commitments to buy shares will get their money back, French said.

The 27-year-old Foster currently is under an agreement with the Texans that is scheduled to pay him base salaries of $5.25 million this season, $5.75 million in 2014-15, $6 million in ‘15-16 and $6.5 million in ‘16-17, although the last three years are not guaranteed. Not including the $31,500 bonuses Foster would get for each game he is on the 46-man roster, Fantex would collect $4.7 million if Foster plays out the entire deal.

French said Fantex would work with Foster’s current player representation, marketing and business management team to enhance his renown and opportunities. Foster has endorsement deals with companies including Under Armour and the Kroger’s supermarket chain. He has made a guest appearance on the TV drama Hawaii Five-0 and was cast for a role in an upcoming football-related movie called Draft Day that stars Kevin Costner and Jennifer Garner.

“If we help grow and build Arian’s brand,” French said, “that’s how we make our money.”

Fantex — whose board of directors includes Denver Broncos executive vice president of football operations John Elway — also could make money through a corporate entity it is creating as the brokerage marketplace for its tracking stock. After the initial public offering, that entity will get commissions from buyers and sellers.

Although a stock dividend may be paid at some point, investors likely stand to make money only if there is enough interest in Foster and belief in his future earning power and popularity to draw more than the initial number of buyers. Shareholders will have no direct investment in Fantex’s contract with Foster, Foster’s brand or Foster himself.

However, even more than fantasy football team owners, they will be able to say they have a significant rooting interest in the long-term success of a three-time Pro Bowler.

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“We think that we can obviously raise the money from the public markets because there will be the interest (after the initial offering) that, ‘Hey, this an interesting thing because I’m interested in the sport, I understand finance … and I want to own a tracking stock that’s linked to the value and performance of Arian Foster’s brand,” French said. “I do think people will find that interesting.”

Foster first gained renown for going from being an undrafted free agent in 2009 to leading the NFL in rushing in 2010. He has rushed for at least 1,200 yards in each of the past three seasons and has 531 this season (second in the NFL). Along the way, his varied off-field interests prompted a cover of The Sporting News in July 2011 to dub him “The Most Interesting Man in the NFL.” Last month, GQ called him “our favorite running back right now.”

Recently, he has been in the spotlight for saying in a new documentary about college sports that he received money while playing at the University of Tennessee.

“He is an interesting, unique individual off the field,” French said. “In a way, he approaches life as a trailblazer. Those are attributes we think we can build a brand around.”

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Annex E

Text of Article dated October 17, 2013 Published by ESPN

Fantex to offer Arian Foster stock
By Darren Rovell | ESPN.com
Updated: October 18, 2013, 3:02 AM ET

For years, private investors have quietly backed up-and-coming boxers, tennis players, horses and golfers, but now the public is getting a chance to really own a piece of an athlete.

On Thursday, Fantex Brokerage Services announced its intention to allow fans to invest in stock related to the performance of an athlete’s brand.

The company said its initial public offering will be for Houston Texans running back Arian Foster. Fantex is paying Foster $10 million for a 20 percent stake in his future income, including contracts, endorsements and other related business revenue. The company will begin taking reservations in the next two weeks and could be selling shares of Foster in as soon as a month depending on demand and progress with the Securities and Exchange Commission.

It’s much like fantasy sports, except fans will be trading on Foster’s business value. If he does well on the field and companies become more interested in Foster as an endorser, his stock might go up. Fans can then buy and sell shares, with Fantex taking a commission. The company says it is hoping to acquire a future stake in athletes but does not have any other deals finalized at this time.

“Fantex is bringing sports and business together in a way never previously thought possible,” CEO Buck French said in a statement. “By building a marketplace that allows customers to buy shares in a tracking stock linked to the value and performance of an athlete’s brand, Fantex is enabling a new level of brand advocacy through ownership.”

French told ESPN.com that the company would collect 20 percent of what Foster makes going forward, including money made from the five-year contract with the Texans he signed last season that guaranteed him $20.7 million. Foster also will make money on his endorsement deals with Under Armour and Fuse Science, and he recently acquired a stake in chia bar company Health Warrior.

Fantex’s success could depend on how many athletes are willing to give up a piece of their future income and how early in a career Fantex can secure a deal. French, though, disagrees with the latter point, saying there are some athletes who would be good to invest in for their post-career businesses.

Athletes who have had investors buy a stake in their future income include boxer Sugar Ray Leonard and golfer Rich Beem. The most famous investors in horse racing are likely the group of everyday people who owned Funny Cide, who won the 2003 Kentucky Derby and Preakness Stakes.

In Allen Park, Mich., Detroit Lions players Reggie Bush and Nate Burleson had conflicting views of the idea of buying and selling stock in an athlete.

Bush said he needed more information before he could say whether he’d agree to a deal similar to the one Foster has with Fantex, although he called the situation “intriguing.”

“It’s like buying stock in anything. It’s kind of like you’re gambling a little bit. I have bonds, municipal bonds and stuff like that, but that’s a little different than buying stock in a person. It sounds very weird,” he said.

Burleson credited Foster for a smart business decision.

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“Yeah, I think so,” he said when asked if he would agree to a similar deal. “But there’s only so many athletes that, one, are going to have the money-making ability as a megastar as the Calvins [teammate Calvin Johnson] and Fosters, players like that. Then there’s other athletes that might achieve success financially through business and different ventures they have going.

“It’s appropriate for those two type of athletes, the megastars and those who are really business-minded. Using the NFL to further themselves as a platform for something much bigger for the rest of their lives. So yeah, I think it’s good.”

ESPN.com Lions reporter Michael Rothstein contributed to this report.

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Annex F

Text of Article dated October 17, 2013 Published by Fortune

Wall Street’s version of fantasy football
By Dan Primack
October 17, 2013: 11:28 AM ET

New tracking stock lets investors buy a stake in pro athlete earnings.

FORTUNE — When sports fans talk about large player contracts, they often say “Who cares, it’s not my money.” Well, a new Wall Street brokerage is looking to change all that.

It’s called Fantex Holdings, and will offer investors the chance to bet on the future earnings (both on-field and off) of professional athletes, via tracking stocks that will launch via initial public offerings. First up will be Houston Texans running back Arian Foster, who would receive $10 million in exchange for a 20% stake of Foster’s gross “brand” earnings beginning this past March. It’s an indefinite deal (including a possible coaching career), unless Foster retires for reasons outside of injury or illness within the next two years. In that case, Fantex could require him to pay a $10.5 million termination fee.

For context, Foster currently is in the second year of a five-year contract with the Texans, in which he is expected to earn up to $23.5 million from 2013-2016. He also has ongoing endorsement contracts valued at around 687,750, with companies like Under Armour (UA). That means that Fantex would receive up to $4.84 million through 2016 from Foster, at which point he’d be 30 years old (today there is only one NFL starting running back 31 or older). Foster also has been cast in an upcoming Kevin Costner film, and his related earnings would count toward his brand value.

Anyone would be able to buy the tracking stock (minimum investment of $50), with the only restriction being that no one investor can hold more than a 1% stake. If successfully raised, it would trade on Fantex’s own exchange — with Fantex taking a 2% commission (1% from each side of the trade). Stifel (SF) is listed as a co-underwriter on the Arian Foster offering.

All of this is the brainchild of a pair of former entrepreneurs and venture capitalists: CEO Buck French and chairman Dave Beirne. French is best-known for founding OnLink Technologies (sold to Siebel Systems for $600 million), and also ran Security (sold to Secure Computing for $20 million) and is a former partner with JPMorgan Partners. Beirne is the former Silicon Valley executive recruiter who was an early partner at Benchmark Capital, where his deals included Securify.  The Fantex Holdings board also includes Benchmark Capital co-founder Bruce Dunlevie and Denver Broncos executive (and former QB) John Elway.

French says that he expects Arian Foster to be just the beginning, although no other athletes have yet signed a contract with Fantex. He also envisions the company eventually trying to sign other types of entertainers (actors, musicians, etc.).

I also asked French why he was speaking to reporters, given that companies typically enter quiet periods after filing for IPOs. His reply was that transcripts of our interview, and all other media interviews, will be publicly filed with the SEC.

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Annex G

Text of Article dated October 17, 2013 Published by ABC News

Buying NFL Player Arian Foster’s ‘Stock’ More Gamble Than Investment, Financial Advisors Say
Oct. 17, 2013
By SUSANNA KIM

Fantasy football fans might have a new obsession that allows them to invest money in trading an athlete’s “brand,” but with risks more real than in fantasy sports.

Fantex Holdings, a new company based in San Francisco, announced that it has registered with the Securities and Exchange Commission its first tracking stock linked to the “value and performance of the brand” of Houston Texas Pro Bowl running back Arian Foster.

The company’s first initial public offering for Foster, 27, is priced at $10 per share.

Buck French, co-founder and CEO of Fantex Holdings, doesn’t hide the fact that it’s a risky investment and that potential investors should read the prospectus. The company admits the offering is “highly speculative and the securities involve a high degree of risk,” and “should only be considered” by people “who can afford the loss of their entire investment.”

“The whole business of Fantex is to help his brand,” French said of Foster. “I can’t help Arian Foster be a better football player, but we believe he has attributes to create a more powerful brand with greater longevity. That’s our goal.”

The company is taking reservations for the IPO in the next several weeks. Investors have to be at least 18 to invest, but minimum suitability requirements might vary by state, French said. If you have a registered account that’s funded, however, you could buy just one share.

Fantex Holdings is the parent company to Fantex Inc., the brand-building arm of the business. One of the things the company has done to build the undrafted player’s brand is create a two and a half minute “brand video” featuring Foster talking and working out to dramatic music.

Fantex Brokerage Services id the broker-dealer and exclusive trading platform for Fantex Inc.

Foster is “unable to speak about Fantex” because the company is in registration with the SEC, a spokesman for Fantex said.

When asked why Foster is Fantex’s first athlete to have a tracking stock, French said the company viewed him as a “trailblazer, someone who does what he believes in, not afraid to take risks and be first in things.”

“Those attributes we found to be enticing with him from a brand-building perspective and he was interested in working with Fantex Inc. He saw it as a platform to help him build his brand for the long term,” French said.

French said Fantex Inc. hopes to work with other athletes and brands in the entertainment sector in the future, but he said the company has not signed any other athlete contracts.

Fantex Brokerage Services calls itself “the world’s first trading platform that lets consumers invest real money in stock linked to the value and performance of the brand of a professional athlete.”

“It’s much like fantasy sports, except fans will be trading on Foster’s business value,” ESPN’s Darren Rovell writes. “If he does well on the field and companies become more interested in Foster as an endorser, his stock might go up. Fans can then buy and sell shares, with Fantex taking a commission.”

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Ted Schwartz, president of Capstone Investment Financial Group in Colorado Springs, Colo., and personal finance columnist for ABCNews.com, is skeptical of the risks involved.

“This seems to me to be more of a gamble and less of an investment,” he said, questioning how an investor will analyze an expected return.

All investments are based on your expected return on investment, he notes.

“It is possible to do, but seems like a very difficult task and that most ‘investors’ won’t be doing their homework but rather rely on the luck of the draw here,” Schwartz said.

Sterne Agee’s chief economist Lindsey Piegza said that like for any investments, the best analysis takes a longer term view rather than a static snapshot.

“What’s tricky is picking the investments or players that do have a longer cash flow potential,” she said. “If a player is ‘hot’ at the moment, that might not be a good buy-and-hold investment, similarly if the brand is likely to be short-lived or a temporary fan/market infatuation. You want to make sure the player has staying power.”

Byron Studdard of Studdard Financial in Sarasota, Fla., said it was an interesting idea, “but definitely has its share of risk.”

Studdard said he is unsure he could be convinced to invest in the unknown future earnings of an athlete when he could buy global stocks that have paid consistent dividends for years.

“If I had a choice between that unknown and a corporation that has been around for 50 years, I would choose the established company, especially if they paid a consistent dividend,” Studdard said.

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Annex H

Text of Article dated October 17, 2013 Published by the New York Post

Own a piece of an NFL star
By Mark DeCambre
October 17, 2013 | 7:11 pm

Forget fantasy sports!

A new San Francisco company is hoping to offer sports fans the chance to score big profits by owning a piece of a professional athlete — well, sort of.

Fantex Inc. expects in the next four to six weeks to have a $10.5 million initial public offering of NFL star running back Arian Foster — which would represent about 20 percent of a holding company that owns the rights to the player’s income stream.

The shares wouldn’t be listed on any exchange and would be available only through Fantex’s broker-dealer Fantex Brokerage Securities.

But, hey, if you’ve ever wanted to own a piece of the Houston Texan running back, this may be your best shot, Buck French, Fantex’s founder, told The Post.

Fantex filed paperwork Thursday with the Securities and Exchange Commission.

“The goal is to focus on athletes first across the primary sports, and after that, we’ll start working on the entertainment side,” French explained.

Foster will give up 20 percent of his “future brand” income in perpetuity and will pocket $10 million of the $10.5 million raised in the IPO, according to the Fantex deal.

That pegs Texans’ 27-year-old fourth-year undrafted free agent at $50 million in Fantex dollars.

Fantex, which will serve as a sort of brand manager for athletes, collects their share of his earnings stream even if he retires and goes on to become a broadcaster covering NFL games, French explains.

It may be a steep price for some athletes, but for some like Foster, this may be the best thing next to having your own personal marketing firm.

“At the end of the day, [Foster] believes specifically that what we are doing for his brand will help him grow his brand greater than he would otherwise be able to do,” French said.

Fantex does not have any specific arrangements with the NFL, and so it’s unclear if it will face hurdles branding athletes due to league rules.

If Foster’s stock rises, investors could be looking at a big windfall.

To be sure, however, investing in the brand of NFL athletes comes with huge risks, including the possibility that they could get ensnared in problems from accusations of sexual assault to outright murder raps, like, say, former New England Patriots’ tight end Aaron Hernandez.

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French acknowledges the risk (as does his paperwork with the SEC ) but claims that he plans on vetting his talent in order to avoid headaches.

“Those are the risk factors. . . but the goal is to work with other high-profile individuals who we believe have the brand attributes that we could work with,” French said.

He declined to talk about which other entertainers or athletes the company might be working with.

Ideally, Fantex is looking for high-net worth investors to buy shares in offerings like Foster’s.

Otherwise, those with household incomes of between $50,000 to $100,000.

Investments are limited to $7,500.

“Fantex represents a powerful new opportunity for professional athletes, and I wish it were available during my playing days,” NFL great John Elway told the New York Times, which first reported the Fantex story.

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Annex I

Text of Article dated October 17, 2013 Published by the Associated Press

IPO to give investors a stake in NFL running back
By MICHAEL LIEDTKE — Oct. 18, 2013 1:09 AM EDT

SAN FRANCISCO (AP) — Here’s a new twist on fantasy sports: a San Francisco startup is offering a chance to bet on the moneymaking potential of star athletes.

The unusual investment opportunity kicked off Thursday with an IPO filing proposing to sell stock for a stake in the future income of the Houston Texans’ Arian Foster, a top running back in the National Football League.

The initial public offering hinges on a deal requiring Fantex Holdings Inc. to pay Foster $10 million in return for a 20 percent share of his remaining contract with the Texans, his endorsement income and any other future money tied to his football career. Those earnings could include potential broadcasting jobs that Foster gets after his playing career is over. It doesn’t include money Foster would make if he pursues a career unrelated to football.

Fantex plans to sell about 1 million shares at $10 apiece to pay Foster and cover other expenses. The tracking stock won’t trade on a major stock exchange; instead, it will be bought and sold on a trading platform set up by Fantex, which was co-founded last year by Silicon Valley entrepreneur Buck French.

Foster, who is in his fifth season with the Texans, is just the first player in what Fantex hopes will become a diversified line-up of star athletes. Foster declined to comment citing Securities and Exchange Commission regulations.

The company is aiming to do IPOs featuring players in professional baseball, basketball, hockey and golf, as well.

“Our philosophy is to work with people who we believe have interesting brand attributes that we can work with and they can work with us,” said French who got rich during the dot-com boom after selling a software company to Siebel Systems. “You don’t have to be a superstar. I could see us working with big names and no names. The question is do they have attributes to build a brand for the long haul.”

At least one person associated with Fantex knows something about a long sports career. John Elway, the former Denver Broncos quarterback who is now executive vice president of football operations for his former team, is a member of Fantex’s parent company, Fantex Holdings.

This isn’t the first time that a public figure has bet on his future moneymaking potential in the securities markets. British rocker David Bowie famously sold shares in his future earnings with the issue of “Bowie Bonds.”

Just like any securities investment there are risks. The marketability of professional athletes can go through wild swings if they become embroiled in scandals, as superstars such as bicyclist Lance Armstrong and golfer Tiger Woods have proven. There’s also no guarantee that athletes will have long playing careers.

Foster, 27, already has suffered injuries to his knees and hamstring that have sidelined him in previous seasons and limited his ability to play in other games. He also has been plagued by an irregular heartbeat since he was 12, according to the IPO filing.

So far, Foster has remained healthy enough to be one of the main cogs on the Texans, a team that was widely expected to be a Super Bowl contender. It’s been a disappointment so far this season with a 2-4 record.

The NFL could not be reached for comment.

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Fantex is betting it can help Foster line up a lot of lucrative endorsements, as well as help him make money after his career is over. The Texans signed Foster to a five-year contract that will pay him $23.5 million during the period covered by the Fantex IPO. He also could earn up to $2 million in bonuses, depending on his performance, according to the IPO filing. He’s also lined up endorsement deals that could pay nearly $700,000.

If Foster collects the maximum amounts from his Texans contract and current endorsements, Fantex would receive about $5 million.

AP Sports Writer Kristie Rieken contributed from Houston.

Online: https://fantex.com/

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Annex J

Text of Article dated October 17, 2013 Published by Reuters

NFL star Arian Foster sells stock - in himself
By Stephen Lacey
Thu Oct 17, 2013 4:06 pm ED

NEW YORK, Oct 17 (IFR) - Arian Foster is looking to go public - well, sort of.

Fantex Inc, an entity formed to track the revenue generation of athletes and entertainers, on Thursday filed documents to undertake a $10m IPO of Foster, the Houston Texans running back who is the company’s first (and so far only) client.

“Fantex Series Arian Foster” would be listed and traded only through a web site of affiliate Fantex Brokerage Services (FBS), and not a major stock exchange.

“The goal of Fantex Inc is to work with athletes and entertainers across the world to help build their brands to have greater value and longevity than it otherwise would have,” CEO Buck French told IFR.

“Fantex Brokerage Services is a registered broker-dealer formed to be the exclusive marketplace for buying and selling tracking stock issued by Fantex Inc that is linked to the value and performance of the brands of athletes and entertainers.”

FBS is looking to sell 1.055m shares at a fixed-price of $10, with $10m of gross proceeds raised going to Foster himself in exchange for a 20% split of his future “brand income”.

Stifel is serving as a qualified independent underwriter.

“The concept is not to take out Arian Foster, but to get a multitude of people on the platform,” one banking source said.

There are obvious risks in investing in a professional athlete, much less an NFL running back.

The 27-year-old Foster has suffered a number of injuries in his career thus far.

In 2010, when he ran for a league-leading 1,616 yards, a torn meniscus required offseason surgery. Foster, who has an irregular heartbeat, missed three games in 2011 due to hamstring issues, and recently underwent an MRI on his right calf that was strained during off-season practice in May 2013.

Even if Foster stays healthy, however, there is no guarantee the investment will pan out.

To earn a return on its investment, Fantex estimates, it will need to derive 75% of Foster’s total brand income from future NFL playing contracts and endorsements - deals, that is, that Foster has not yet signed.

The running back, who is in the second year of a five-year contract that would pay him $23.5m through 2016, would need to enter into at least one additional multi-year player contract at terms that are comparable to a similar NFL player, Fantex said in its prospectus.

Fantex expects to begin taking reservations for indications of interest in a couple of weeks. Bookbuilding would remain open for “two to four” weeks.

Pending SEC approval, investors would receive shares on a pro rata basis, depending upon the level of subscription received.

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